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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Triad Guaranty Inc.

(Name of Registrant as Specified In Its Charter)

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TRIAD GUARANTY INC.
101 South Stratford Road
Winston-Salem, North Carolina 27104

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 17, 2007

To the Stockholders of TRIAD GUARANTY INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Triad Guaranty Inc. (the “Company”) will be held at the offices of the Company, 101 South Stratford Road, Winston-Salem, North Carolina, on Thursday, May 17, 2007, at 2:00 p.m. Eastern Time, for the purpose of considering and acting upon the following matters:

1.	To elect nine (9) directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To consider and act upon a proposal to adopt the Company’s 2007 Key Executive Incentive Compensation Plan;

3.	To consider and act upon a board proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2007; and

4.	To consider and act upon such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record as of the close of business on March 30, 2007 shall be entitled to notice of and to vote at the meeting. The transfer books will not be closed. For ten (10) days prior to the meeting, a list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, at the offices of the Company, 101 South Stratford Road, Winston-Salem, North Carolina 27104. Stockholders who do not expect to attend the meeting in person are urged to execute and return the accompanying proxy in the envelope enclosed. You may also vote your shares on the Internet or by using a toll-free telephone number (see the proxy card for complete instructions).

By order of the Board of Directors

Earl F. Wall
Secretary

Winston-Salem, North Carolina
April 6, 2007

PROXY STATEMENT
GENERAL INFORMATION
PRINCIPAL HOLDERS OF COMMON STOCK
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
REPORT OF THE AUDIT COMMITTEE
COMPENSATION COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
APPROVAL OF THE TRIAD GUARANTY INC. 2007 KEY EXECUTIVE INCENTIVE COMPENSATION PLAN
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
COMMUNICATIONS WITH DIRECTORS
CODE OF ETHICS
STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING OF STOCKHOLDERS
OTHER MATTERS
EXPENSES OF SOLICITATION

PROXY STATEMENT
TRIAD GUARANTY INC.
ANNUAL MEETING OF STOCKHOLDERS
May 17, 2007

GENERAL INFORMATION

This proxy statement is being furnished to the stockholders of Triad Guaranty Inc., a Delaware corporation (the “Company”), 101 South Stratford Road, Winston-Salem, North Carolina 27104, in connection with the solicitation of proxies by its Board of Directors for use at the annual meeting of stockholders to be held on Thursday, May 17, 2007 and at any adjournments thereof. The approximate date on which this proxy statement and the accompanying proxy are first being sent to stockholders is April 6, 2007.

The proxy is revocable at any time before it is voted by a subsequently dated proxy, by written notification to the persons named therein as proxies, which may be mailed or delivered to the Company at the above address or sent via the Internet at http://www.investorvote.com, by subsequently voting on the Internet or by telephone, or by attendance at the meeting and voting in person. All shares represented by effective proxies will be voted at the meeting and at any adjournments thereof.

Proxies properly submitted by mail, telephone or the Internet will be voted by the individuals named on the proxy card in the manner you indicate. If no specification is made, the proxy will be voted by the persons named therein as proxies FOR the election as directors of the nominees named below (or substitutes therefor, if any nominees are unable or refuse to serve), FOR adoption of the Company’s 2007 Key Executive Incentive Compensation Plan, FOR ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2007 and in their discretion upon such matters not presently known or determined which may properly come before the meeting. A plurality of the votes of the shares present in person or by proxy are required for the election of a director. All other specific proposals require a majority of FOR votes of the shares present in person or by proxy to be approved.

The Company is a holding company which, through its wholly-owned subsidiary, Triad Guaranty Insurance Corporation (“Triad”), provides private mortgage insurance coverage to residential mortgage lenders and investors as a credit-enhancement vehicle. These solutions allow buyers to achieve home ownership sooner, facilitate the sale of mortgage loans in the secondary market, and protect lenders from credit default related expenses. The Company has one class of stock outstanding, Common Stock, par value $.01 per share (“Common Stock”). On March 30, 2007, 14,908,523 shares of Common Stock were outstanding and entitled to one vote each on all matters to be considered at the meeting. Stockholders of record as of the close of business on March 30, 2007, are entitled to notice of and to vote at the meeting. There are no cumulative voting rights with respect to the election of directors.

Inspector(s) of election will be appointed to tabulate the number of shares of Common Stock represented at the meeting in person or by proxy, to determine whether or not a quorum is present and to count all votes cast at the meeting. The inspector(s) of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. With respect to the tabulation of votes cast on a specific proposal presented to the stockholders at the meeting, abstentions will be considered as present and entitled to vote with respect to that specific proposal, whereas broker non-votes will not be considered as present and entitled to vote with respect to that specific proposal. Because the proposal relating to the 2007 Key Executive Incentive Compensation Plan is a non-routine matter, brokers may not exercise discretion to vote on this proposal.

PRINCIPAL HOLDERS OF COMMON STOCK

The following table shows, with respect to each person who is known to be the beneficial owner of more than 5% of the Common Stock of the Company: (i) the total number of shares of Common Stock beneficially owned as of February 14, 2007; and (ii) the percent of the Common Stock so owned as of that date:

Name and Address of	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership(1)	Common Stock

Collateral Holdings, Ltd.(2)(3)(4)	2,572,550	17.3%
Dimensional Fund Advisors LP(5)	1,156,606	7.8%
Putnam, LLC(6)	928,336	6.2%

The following table shows with respect to each director of the Company, the executive officers of the Company named in the Summary Compensation Table, and all directors and executive officers as a group, fourteen (14) in number: (i) the total number of shares of Common Stock beneficially owned as of March 13, 2007; and (ii) the percent of the Common Stock so owned as of that date:

	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership(1)		Common Stock

Glenn T. Austin, Jr.	2,862		*
Robert T. David	16,682		*
H. Lee Durham, Jr.	945		*
William T. Ratliff, III(7)	703,972	(8)(9)	4.7%
Michael A. F. Roberts	3,922	(8)	*
Richard S. Swanson	3,002		*
Mark K. Tonnesen	14,986		*
David W. Whitehurst	40,702	(8)	*
Kenneth W. Jones	4,618		*
Kenneth C. Foster	35,372	(8)	*
Stephen J. Haferman	4,366		*
Ron D. Kessinger	32,833	(8)	*
Eric B. Dana	4,845	(8)	*
Kenneth N. Lard	21,861	(8)	*

All directors and executive officers as a group (14 persons)	890,968		6.0%

*	Less than one percent (1%).

(1)	Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within sixty (60) days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(2)	Collat, Inc. (“Collat”) is the general partner of Collateral Holdings, Ltd. (“CHL”) and as such may be deemed to be the beneficial owner of the shares of Common Stock owned by CHL. Mr. Ratliff, Jr. is vice president and a director of Collat. Mr. Ratliff, Jr. beneficially owns 29.6% of the outstanding limited partnership interests in CHL. Accordingly, Mr. Ratliff, Jr. may be deemed to be the beneficial owner of the shares of Common Stock owned by CHL. The business address of Mr. Ratliff, Jr., CHL and Collat is 1900 Crestwood Boulevard, Birmingham, Alabama 35210-2034. Mr. Ratliff, Jr. is the father of Mr. William T. Ratliff, III.

(3)	2,012,500 shares of Common Stock owned by CHL are pledged to secure loans with three (3) banks.

(4)	Number of shares reported on Schedule 13G jointly filed by CHL, Collat, Mr. Ratliff, Jr. and Mr. Ratliff, III with the Securities and Exchange Commission on February 14, 2007. CHL has shared voting and dispositive power with respect to all 2,572,550 shares.

(5)	Number of shares reported on Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) with the Securities and Exchange Commission on February 9, 2007. According to its Schedule 13G, Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (these investment companies, trusts and accounts are collectively referred to as the “Dimensional Funds.”) In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the Common Stock held by the Dimensional Funds. However, all of the Common Stock reported in its Schedule 13G are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of such securities. The business address of Dimensional is 1299 Ocean Avenue, Santa Monica, California 90401.

(6)	Number of shares reported on Schedule 13G filed by Putnam, LLC d/b/a Putnam Investments on behalf of itself, Marsh & McLennan Companies, Inc., Putnam Investment Management, LLC and The Putnam Advisory Company, LLC with the Securities and Exchange Commission on February 13, 2007. The business address of Putnam, LLC, Putnam Investment Management, LLC and The Putnam Advisory Company, LLC is One Post Office Square, Boston, Massachusetts 02109 and the business address of Marsh & McLennan Companies, Inc. is 1166 Avenue of the Americas, New York, New York 10036.

(7)	Mr. Ratliff, III beneficially owns 7.7% of the outstanding limited partnership interests in CHL. Mr. Ratliff, III is also president and a director of Collat, the general partner of CHL, and beneficially owns 50.2% of the outstanding voting capital stock of Collat. Accordingly, Mr. Ratliff, III may be deemed to be the beneficial owner of the shares of Common Stock owned by CHL. The business address of Mr. Ratliff, III is 1900 Crestwood Boulevard, Birmingham, Alabama 35210-2034. Mr. Ratliff, III is the son of Mr. Ratliff, Jr. No other director or executive officer of the Company beneficially owns any partnership interests in CHL.

(8)	Includes shares of Common Stock which could be acquired through the exercise of stock options as follows: Mr. David, 7,680 shares; Mr. Ratliff, III, 69,735 shares; Mr. Roberts, 920 shares; Mr. Whitehurst, 24,010 shares; Mr. Foster, 23,880 shares; Mr. Kessinger, 3,775 shares; Mr. Dana, 922 shares; Mr. Lard, 5,000 shares; all directors and executive officers as a group, 135,922 shares.

(9)	Includes 2,617 shares owned by Mr. Ratliff, III’s wife; 12,390 shares held of record in trusts for his minor children; 74,555 shares held through RaS I, Ltd., a family limited partnership; and 246,518 shares held by Mr. Ratliff, III as one (1) of five (5) trustees for the Grandchildren’s Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the Securities Exchange Commission. These persons are required to provide the Company with copies of all Section 16(a) forms that they file. Based solely on the Company’s review of these forms and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements were met during fiscal year 2006.

ELECTION OF DIRECTORS

Nominees and Directors

At the meeting, nine (9) directors are to be elected to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. All of the nominees, except for Mr. Williamson, are presently directors of the Company. Mr. Williamson has been nominated to fill a newly created seat on the Board.

The affirmative vote of the holders of a plurality of the shares of Common Stock represented in person or by proxy at the annual meeting of stockholders is required to elect directors. It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of such nominees. Should any of the nominees become unable or unwilling to serve, if elected, it is intended, in the absence of contrary specifications, that the proxies will be voted for the balance of those named and for a substitute nominee or nominees. However, the Company now knows of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected.

The following persons are nominees for election as directors of the Company:

Glenn T. Austin, Jr.   Age — 58  Director since — 2003

Mr. Austin retired from Fannie Mae in May 2003 after twenty-one (21) years of service with that company. At Fannie Mae, Mr. Austin headed the Southeastern Regional Office as Senior Vice President. Mr. Austin currently serves on the board of directors of HomeBanc Corp. He is also the Chairman of the Consumer Credit Counseling Service of Metropolitan Atlanta.

Robert T. David  Age — 68  Director since — 1993

Since 2000, Mr. David has served as President and Chief Executive Officer of Integrated Photonics, Inc., a manufacturer of fiber optic components and materials.

H. Lee Durham, Jr.  Age — 58  Director since — 2006

Mr. Durham was with PricewaterhouseCoopers in a number of senior management positions from 1990 to 2002. From 1980 to 1990 he was with Durham, Martin, Jenkins & Co., a firm he founded and grew until it was merged into Coopers & Lybrand. Since 2003, Mr. Durham has served on the board of First Citizens BancShares, Inc. and currently serves as Chair of their Audit Committee.

William T. Ratliff, III   Age — 53  Director since — 1993

Mr. Ratliff, III has been the Chairman of the Board of the Company since 1993. Mr. Ratliff, III was Chairman of the Board of Triad from 1989 to 2005 and President of Collateral Investment Corp. (“CIC”), an insurance holding company, from 1990 to 2005. Mr. Ratliff, III has also been President of Collat, Inc. since 1995 and a director since 1987. Collat, Inc. is the general partner of Collateral Holdings, Ltd. (“CHL”), a mortgage banking and real estate lending firm. Mr. Ratliff, III has been Chairman of the Board of Directors of New South Federal Savings Bank (“New South”) since 1986 and President and a director of New South Bancshares, Inc., New South’s parent company, since 1994.

Michael A. F. Roberts  Age — 65  Director since — 2002

Mr. Roberts was an Advisory Managing Director of Salomon Smith Barney from 1999 to 2002. Prior to that he was head of the firm’s Insurance Investment Banking Group, which he founded. Mr. Roberts currently serves as a director of HCC Insurance Holdings, Inc.

Richard S. Swanson  Age — 57  Director since — 2003

Mr. Swanson is currently President and CEO of the Federal Home Loan Bank of Des Moines. From April 2004 to May 2006, Mr. Swanson was a principal of Hillis Clark Martin & Peterson, a law firm located in Seattle, Washington. From 1988 to 2003, Mr. Swanson was an executive of HomeStreet Bank, a regional savings bank and mortgage company headquartered in Seattle, serving as President and CEO from 1990 through 2001 and retiring as Chairman in 2003. Mr. Swanson has served as a director and Vice Chair of the Federal Home Loan Bank of Seattle, as Chair of the Washington State Tobacco Settlement Authority and as Chair of the Washington Business Roundtable.

Mark K. Tonnesen  Age — 55  Director since — 2005

Mr. Tonnesen became President and Chief Executive Officer of the Company on September 14, 2005. Prior to joining the Company, Mr. Tonnesen was employed by the Royal Bank of Canada, where he held a number of positions, most recently Head of Integration, Personal and Commercial Clients from 2004 to 2005, Vice Chairman and Chief Financial Officer, RBC Insurance from 2001 to 2004 and Executive Vice President, Card Services and Point of Sale from 1997 to 2001.

David W. Whitehurst  Age — 57  Director since — 1993

Mr. Whitehurst is the owner of DW Investments, LLC, a real estate and investment holding company. He was Executive Vice President and Chief Operating Officer of CIC from 1995 to 2002. He was a director of New South from 1989 to 2001. Mr. Whitehurst is a certified public accountant.

Henry G. Williamson, Jr.  Age — 59

Mr. Williamson served as the Chief Operating Officer of BB&T Corporation from 1989 to 2004. Prior to that he held various positions within that organization beginning in 1973. Mr. Williamson currently serves as a director of Hooker Furniture Corporation.

CORPORATE GOVERNANCE

The Board of Directors

The business and affairs of the Company are managed under the direction of the Board of Directors. The Board of Directors has determined that all the Company’s directors and nominees, with the exception of Messrs. Ratliff, III and Tonnesen, are independent under the rules of the National Association of Securities Dealers relating to the listing requirements for inclusion in the Nasdaq Stock Market (the “Nasdaq rules”). During 2006, the Board of Directors met eight (8) times and acted once by unanimous written consent. No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he served.

Mr. Roberts has been elected by the independent directors as the Lead Independent Director. The Lead Independent Director is responsible for leading the executive sessions of independent directors, advising on Board meeting schedules and agendas and for performing such other duties as are requested by the Board. The general authority and responsibilities of the Lead Independent Director are established by the Board. The Lead Independent Director serves a one-year term in such capacity, or until his or her resignation as Lead Independent Director or the election by the independent directors of a successor Lead Independent Director.

Board Committees

The Board of Directors has five (5) standing committees: the Executive Committee, the Audit Committee, the Finance and Investment Committee, the Corporate Governance and Nominating Committee and the Compensation Committee.

Executive Committee

The Executive Committee is empowered to exercise the authority of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board of Directors, except as such authority may be limited by the provisions of the General Corporation Law of the State of Delaware. The Executive Committee, which is composed of Messrs. Ratliff, III (Chairman), Tonnesen and Whitehurst, did not act during 2006.

Audit Committee

The Audit Committee appoints the Company’s independent registered public accounting firm. The Audit Committee also reviews the scope of the annual audit, the annual and quarterly financial statements of the Company and the auditor’s report thereon and the auditor’s comments relative to the adequacy of the Company’s system of internal controls and accounting systems. In addition, the Audit Committee oversees the Company’s internal audit function. The Audit Committee acts pursuant to the Audit Committee Charter, a copy of which is available on the Company’s website at: http://www.triadguaranty.com. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter on an annual basis. The Audit Committee, which is composed of Messrs. Swanson (Chairman), Austin, Durham and Whitehurst, met nine (9) times in 2006.

The Board of Directors has determined that each of Mr. Swanson, Mr. Durham and Mr. Whitehurst is an “audit committee financial expert” as defined in the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations of the Securities and Exchange Commission. The Board has also determined that all of the members of the Audit Committee (i) are independent under Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, (ii) have not participated in the preparation of the financial statements of the Company or any current subsidiary during the past three (3) years, and (iii) are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. In addition, the Board has determined that Messrs. Austin, Durham, Whitehurst and Swanson are independent under the Nasdaq rules.

Finance and Investment Committee

The Finance and Investment Committee reviews the capital structure needs of the Company as well as the Company’s investment policies. The Finance and Investment Committee acts pursuant to the Finance and Investment Committee Charter, a copy of which is available on the Company’s website at: http://www.triadguaranty.com. The Finance and Investment Committee, which is composed of Messrs. David (Chairman), Ratliff, III, Roberts and Whitehurst, met four (4) times in 2006.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee (hereinafter the “Nominating Committee”) makes recommendations to the Board regarding corporate governance matters and oversees director nominations. Among other corporate governance responsibilities, the Nominating Committee leads the annual self-evaluation of the Board. In carrying out its director nomination responsibilities, the Nominating Committee’s role is to identify and recommend the slate of director nominees for election to the Company’s Board of Directors, identify and recommend candidates to fill vacancies occurring between annual meetings of stockholders, and identify and recommend Board members for service on committees of the Board. The Nominating Committee acts pursuant to the Nominating Committee Charter, a copy of which is available on the Company’s website at: http://www.triadguaranty.com. The Nominating Committee reviews and reassesses the adequacy of the Nominating Committee Charter on an annual basis. The Nominating Committee is composed of Messrs. Austin (Chairman), David, Durham, Roberts and Swanson. Each member of the Nominating Committee is independent under the Nasdaq rules. The Nominating Committee met six (6) times and acted once by unanimous written consent in 2006.

•	Operation of the Nominating Committee. Nominations for director submitted to the Nominating Committee by stockholders, other directors or management are evaluated according to the nominee’s knowledge, experience and background. While the Nominating Committee does not have any specific minimum qualifications for director candidates, the Nominating Committee may take into consideration such factors and criteria as it deems appropriate in evaluating a candidate, including his or her judgment, skill, integrity, diversity and business or other experience.

•	The process for identifying and evaluating candidates. The Nominating Committee is responsible for identifying and evaluating candidates for Board membership and selecting or recommending to the Board nominees to stand for election. Candidates may come to the attention of the Nominating Committee through current Board members, professional search firms, stockholders or other persons. The Nominating Committee Charter provides that the Nominating Committee will consider candidates recommended by stockholders or members of the Board or by management. The Nominating Committee evaluates all candidates selected for consideration, including incumbent directors, based on the same criteria as described above. All candidates who, after evaluation, are then recommended by the Nominating Committee and approved by the Board, are included in the Company’s recommended slate of director nominees in its proxy statement. During 2006, the Nominating Committee retained executive search firm Russell Reynolds Associates (“Russell”) to assist and advise the Nominating Committee in connection with its search for an eighth and ninth director. Russell provided valuable advice and assistance in the Board’s identification and evaluation of H. Lee Durham, Jr. and Henry G. Williamson.

•	General Nomination Right of all Stockholders. The Company’s Certificate of Incorporation establishes procedures, including advance notice procedures, with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. In general, notice must be received by the Company at its principal executive offices not less than sixty (60) days nor more than ninety (90) days prior to meetings of stockholders of the Company. Such notice must set forth all information with respect to each such nominee as required by the federal proxy rules. Such notice must be accompanied by a signed statement of such nominee consenting to be a nominee and a director, if elected.

Compensation Committee

The Compensation Committee evaluates and approves management’s recommendations and establishes salaries and other compensation for the Company’s executive officers, including bonuses, grants of stock options and other incentive programs, and has also administered the Company’s 2006 Long Term Stock Incentive Plan (the “2006 Stock Incentive Plan”) and will, subject to stockholder approval, administer the Company’s 2007 Key Executive Incentive Compensation Plan. The Compensation Committee, which is composed of Messrs. Roberts (Chairman), Austin, David and Swanson, met eleven (11) times in 2006 and acted three (3) times by unanimous written consent. Each member of the Compensation Committee is independent under the Nasdaq rules.

The authority and responsibilities of the Compensation Committee are set forth in its charter available at the Company’s website at: http://www.triadguaranty.com. The Compensation Committee reviews and reassesses the adequacy of the Compensation Committee Charter on an annual basis. Among other items, the Compensation Committee is charged with:

•	Reviewing the Company’s overall compensation philosophy and program;

•	Reviewing goals and objectives relevant to the compensation of the President and Chief Executive Officer and the other executive officers of the Company and setting their compensation;

•	Evaluating the aggregate compensation of all executive officers in light of the Company’s performance;

•	Making recommendations to the Board with respect to the approval, adoption and amendment of cash and equity-based incentive compensation plans and administering those plans;

•	Approving all grants of equity-based awards;

•	Reviewing and approving employment agreements with executive officers; and

•	Making recommendations to the Board with respect to the compensation of directors.

The Compensation Committee has the authority to retain independent legal counsel or other advisors. During 2006, the Compensation Committee retained Milliman, Inc. (“Milliman”) to assist and advise the Compensation Committee in connection with director and executive compensation matters. Milliman reported to the Chairman of the Compensation Committee and was instructed to:

•	Guide the Compensation Committee as it developed a new plan of compensation for the Board and its Chairman;

•	Provide its views regarding the recommendations made by management to the Compensation Committee;

•	Comment upon the information produced by management’s compensation consultant; and

•	Communicate with management and management’s compensation consultant on behalf of the Compensation Committee.

The Vice President of Human Resources liaises with the Compensation Committee and assists the President and Chief Executive Officer in making recommendations to the Compensation Committee with regard to human resource and compensation matters. The President and Chief Executive Officer is responsible for making compensation recommendations to the Compensation Committee for each of the other executive officers. During 2006, management of the Company engaged Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”) to assist it in making recommendations to the Compensation Committee. Towers Perrin was also asked to perform the following services:

•	Evaluate the overall executive compensation strategy of the Company and make recommendations with respect to alternative approaches which may be more effective in retaining or rewarding management;

•	Review the competitiveness of executive pay levels as compared to peer organizations;

•	Assess the Company’s annual bonus and long-term incentive plan designs in view of competitive practices;

•	Review the employment terms for the Company’s executives in light of competitive practices;

•	Assess prevailing supplemental benefits and perquisites for similarly situated executives; and

•	Prepare recommendations with respect to each of the foregoing items.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2006.

The following report of the Audit Committee does not constitute “soliciting material” and should not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference in any of those filings.

Financial Statements

The Audit Committee has reviewed and discussed the Company’s audited financial statements, internal controls and the overall quality of the Company’s financial reporting with management and with Ernst & Young LLP (“E&Y”), the Company’s independent auditors. The Audit Committee has discussed with E&Y the matters required to be discussed by Statement of Auditing Standards No. 61 which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has also received written disclosures and the letter from E&Y required by Independence Standards Board Standard No. 1, which relates to the auditors’ independence from the Company and its related entities, and has discussed with E&Y its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

AUDIT COMMITTEE
Richard S. Swanson, Chairman
Glenn T. Austin, Jr.
H. Lee Durham, Jr.
David W. Whitehurst

COMPENSATION COMMITTEE REPORT

The following is the report of the Compensation Committee with respect to the Company’s Compensation Discussion and Analysis for the fiscal year ended December 31, 2006.

The following report of the Compensation Committee does not constitute “soliciting material” and should not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference in any of those filings.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the annual meeting of stockholders to be held on May 17, 2007.

COMPENSATION COMMITTEE
Michael A.F. Roberts, Chairman
Glenn T. Austin, Jr.
Robert T. David
Richard S. Swanson

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Effective for 2006, we made significant changes to our senior management team. In late 2005, we hired our new President and Chief Executive Officer, Mark K. Tonnesen. In early 2006, we hired two other named executive officers, our new Senior Vice President and Chief Financial Officer, Kenneth W. Jones, and Stephen J. Haferman, Senior Vice President Risk Management and Information Technology. Also during 2006, our Compensation Committee undertook an in-depth evaluation of our executive compensation program with a view to refining or revising our overall compensation program. While our Compensation Committee evaluates our executive compensation program on an annual basis, we decided to undertake this more complete evaluation of all aspects of our compensation program during 2006 in order to support the continued growth of the Company and to use the information we learned in connection with hiring our new Chief Executive Officer and other executive officers. We believe that our historical compensation program was appropriate in its focus on return in excess of cost of capital and on long-term stockholder value, but that our compensation program could be improved by expanding the universe of factors given particular emphasis in light of the increased complexities now present in our business and our expanded management team. With all of this attention and analysis throughout the year, our compensation program is in a state of transition. For 2006, we adopted certain new approaches, but our historical approach continued to influence our decisions.

2006 Executive Compensation

General

As described above, during 2006 our Compensation Committee undertook an in-depth evaluation of our historical executive compensation program with a view to refining or revising our overall compensation program. Our Compensation Committee directed management to assist with and contribute to its evaluation and to help identify alternatives that management would recommend the Compensation Committee consider. As an initial step, we created a new position and hired a Vice President of Human Resources, a function which was formerly handled within our law department. Our Compensation Committee charged our new Vice President of Human Resources with overseeing the identification of possible refinements to our existing compensation program. Additionally, as described under Board Committees — Compensation Committee, our management engaged Towers Perrin to work with our new Vice President of Human Resources on this project. In May 2006, Towers Perrin presented a report to the Compensation Committee with respect to the work it had performed in analyzing the Company’s executive compensation practices. Finally, our Compensation Committee engaged Milliman to act as an independent advisor and consultant in connection with this project. Milliman provided a formal presentation to the Compensation Committee and the Board in August 2006.

After much discussion, we confirmed our primary goal for our executive compensation program — the creation of long-term value for our stockholders. Management’s review of our existing compensation program revealed that, while our program already aligned the interests of our officers with our stockholders, improvements were possible. With input from our Compensation Committee, management developed an initial proposal. In August 2006, management presented this proposal to the Compensation Committee for evaluation and recommendation.

The Compensation Committee chose not to adopt management’s complete recommendation regarding the compensation program at that time. Instead, based on management’s recommendation, and with input from the Compensation Committee’s legal and compensation advisors, the Compensation Committee recommended and the Board approved certain adjustments to our compensation program effective for 2006.

Beginning in 2006, we no longer relied primarily on the economic value added (“EVA”) program guidelines approved by the Board a number of years ago. (EVA is a registered trademark of Stern Stewart & Co.) However, as 2006 is viewed by us as a transition year in our compensation program, many of the processes and considerations we have historically used under the EVA program entered into our decisions. The EVA program was essentially a profit sharing plan. Under the EVA program, we assumed that we would provide a return to our stockholders based on the estimated current cost of capital and market risk associated with an investment in our business. To the extent we provided a rate of return in excess of this “cost of capital,” we experienced economic value added, or EVA. We would then set aside a portion of this EVA as a discretionary bonus pool to be allocated among senior management. Under the EVA program, we allocated amounts to the bonus pool for a particular year based upon calculations under the EVA program in the particular year as well as in each of the prior three (3) years.

Compensation Philosophy and Objectives

Based on the process described above, we made minor revisions to our overall executive compensation philosophy for 2006. This revised philosophy is set forth in our revised Compensation Committee Charter and may be summarized as follows:

•	to attract, retain and motivate employees who contribute to our long-term success;

•	to reward individual employee success through the use of incentive compensation; and

•	to align the interests of all employees, especially executive officers, with those of our stockholders in the pursuit of creating long-term value.

We discuss policies relative to each of the elements of compensation of our executive officers below.

Base Compensation — Salary

Our approach to base compensation is to offer competitive salaries, consistent with the objective that base salaries be a smaller component than incentive compensation in the total executive compensation package. Executive officers covered by employment agreements receive base salaries under those agreements, subject to annual review and adjustments, and are eligible for incentive compensation awards as well.

Our Compensation Committee makes salary decisions in an annual review with input from the Chief Executive Officer. In establishing the 2006 salaries of our executive officers, our Compensation Committee considered the responsibilities, experience and performance of each officer as related to our growth and financial results. The Compensation Committee also took into account the compensation of executives at comparable companies, including companies within the private mortgage insurance industry as well as those outside the industry. In the case of Messrs. Tonnesen, Jones and Haferman, who joined the company in late 2005 and early 2006, their salaries were determined in accordance with their respective offers of employment. Mr. Tonnesen’s salary was negotiated with the Board prior to his acceptance of his position. Mr. Tonnesen made a recommendation to the Compensation Committee with regard to the salary of Messrs. Jones and Haferman. The salaries for the other named executive officers were determined early in 2006 by the Compensation Committee taking into account their historical performance. During the last quarter of 2006, additional adjustments were made to the salaries of one named executive officer. In connection with his promotion to Executive Vice President, Mr. Foster’s salary was increased from $195,000 to $210,000. This salary increase was intended to recognize Mr. Foster’s performance level during 2006 in advance of the customary annual reviews.

Incentive Compensation — Cash and Equity Awards

We determined incentive compensation awards for 2006 subjectively in accordance with the overall compensation philosophy of the Company. A portion of the awards are made in cash. Our Compensation Committee made the balance of the awards in the form of equity grants under the Company’s 1993 Stock Incentive Plan and 2006 Stock Incentive Plan. We established the equity awards as a combination of restricted stock and options.

The equity-based awards made in 2006 and reflected in the Grants of Plan-Based Awards Table with respect to Messrs. Lard, Foster, Kessinger and Dana were granted in early 2006 based upon performance during 2005 and each of the prior three (3) years in accordance with the guidelines of the EVA program. The equity-based awards made in 2006 and reflected in the Grants of Plan-Based Awards Table with respect to Messrs. Tonnesen, Jones and Haferman were granted in connection with their respective offers of employment. The cash awards reflected in the Summary Compensation Table were made in early 2007 based upon performance during 2006. As described above, because 2006 was viewed by us as a transition year in our compensation program, many of the processes and considerations we have historically used under the EVA program entered into our decisions with regard to awards for 2006 performance. Additionally, we considered certain specific indicators of the Company’s positive performance during 2006, particularly the return in excess of cost of capital, increased revenues, increased profits, increased market share, enhanced risk management efforts, expansion of the management team and the steps taken to expand into Canada. We also considered the reduced earnings brought about by the increases in reserves made during 2006, particularly those made during the fourth quarter. While Company performance was analyzed by the Compensation Committee and formed a part of Mr. Tonnesen’s recommendation, it was not the starting point for individual named executive officer bonuses.

The approach to named executive officer bonus compensation for 2006 performance was to begin with the contributions of each individual. In Mr. Tonnesen’s recommendation and the Compensation Committee’s approval of the executive bonuses, we considered not only direct value provided to the Company, but also whether each individual exceeded normal requirements for his/her position, contributed outside direct responsibilities, met the goals and objectives established from time to time for his/her position, contributed to the development of Company strategy and whether he/she was an active and positive member of the senior management team. Consideration was also given to year over year comparisons, creation of value within the Company, contributions to business diversification, impact on employee morale and impact on customer satisfaction.

The restricted stock and options reflected in the tables under the heading Executive Compensation will typically vest over a period of three (3) years. Our Compensation Committee considered the nature of our business, executive retention, market conditions, previous stock volatility and our historical executive compensation program in determining the relative percentage of cash, restricted stock and options and the vesting periods. We generally placed a greater emphasis on variability of equity-based compensation than variability of cash compensation. Further, we generally expect that equity-based compensation will represent a larger portion of overall compensation for our named executive officers than cash, and this is particularly true with respect to compensation of our Chief Executive Officer. We favor a greater percentage of option based compensation for our Chief Executive Officer than for our other named executive officers, primarily because we view the leveraging effect of options as providing a greater opportunity for variability in compensation than restricted stock, while still placing an emphasis on long-term value creation. We also considered the effects of Section 162(m) as further described below. For most of our other named executive officers, we favor a higher percentage of (or all) restricted stock as compared to options due to the emphasis placed on long-term value creation and the propensity for less variability. We believe that granting awards with values tied to the value of our common stock aligns the interests of our executive officers with those of our stockholders. Finally, during 2007, our Compensation Committee expects to consider the implementation of minimum stock ownership requirements for our executive officers.

During 2006, we set the exercise price of options at the closing price of our common stock on the Nasdaq Global Select Market on the date of grant. Options granted to newly hired executive officers were granted at the Compensation Committee’s next scheduled meeting following their hire date. Options granted as part of the annual incentive compensation to our executive officers for calendar year 2006 performance were granted in March 2007. Because management recommendations were available earlier, options granted as part of the annual incentive compensation to other employees for calendar year 2006 performance were granted in February 2007. During 2006, we did not have a specific policy for coordinating option grants with the release of non-public information. In March 2007, our Compensation Committee adopted a policy requiring all equity-based grants:

•	to newly hired employees to be granted at the Compensation Committee’s next regularly scheduled meeting following their hire date; and

•	for annual incentive compensation to be granted at the Compensation Committee’s next scheduled meeting more than three days following our year-end earnings release.

Internal Revenue Code Section 162(m)

Section 162(m) under the Internal Revenue Code of 1986, as amended (the “Code”), limits the deductibility for federal income tax purposes of certain compensation paid to top executives of publicly held corporations. Certain types of compensation may be excluded from the limitations under Section 162(m). We believe that the tax aspects of executive compensation awards are one of several important considerations in determining executive compensation. Our Compensation Committee will continue to review the applicability of the Code limitations to our executive compensation programs and to consider the value of staying within or deviating from such limitations depending on the circumstances. Our Compensation Committee intends to maintain the flexibility to take any actions which it determines is in the best interests of the Company and our stockholders.

For example, in December 2006, we entered into a Phantom Stock Award Agreement with Mr. Tonnesen. On the same date, the Company and Mr. Tonnesen also amended a prior letter agreement dated September 9, 2005 (the “Prior Agreement”) between the Company and Mr. Tonnesen (the amendment to the Prior Agreement is referred to herein as the “Amendment”). The purpose of the Phantom Stock Award Agreement and the Amendment was to resolve an ambiguity in the Prior Agreement and to preserve tax deductibility of certain equity awards pursuant to Section 162(m). This is further discussed under Executive Compensation — Employment Agreements.

The Board has also approved and recommended to the shareholders that they adopt the 2007 Key Executive Incentive Compensation Plan. As described elsewhere in this proxy, this Plan is designed to permit the Company to limit the application of Section 162(m) and to preserve tax deductibility of cash bonuses paid to certain members of senior management.

Perquisites and Other Benefits

All executive officers which appear in the Summary Compensation Table have the opportunity to participate in the benefit plans generally available to our employees, including medical insurance, dental insurance, disability insurance, life insurance, accidental death and dismemberment insurance and our 401(k) Profit Sharing Retirement Plan. The maximum coverage amount of Company paid life insurance provided for our Chief Executive Officer, Executive Vice Presidents and Senior Vice Presidents is greater than that provided for other employees. The value of this additional coverage and other benefits which constitute perquisites are included in the All Other Compensation column of the Summary Compensation Table.

Severance and Change-in-Control

Traditionally we have used employment agreements as a means to address the impact of termination of an executive officer and the consequences of a change in control on our executive officers. The agreements currently in place are discussed under “Payments Upon Termination or Change-in-Control.” Our Compensation Committee intends to evaluate during 2007 whether to adopt a formal severance and change in control program.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain summary information regarding the compensation paid or accrued by us to or for the account of our Chief Executive Officer, Chief Financial Officer, our other three (3) most highly compensated executive officers, a former executive officer that would have been one of our three (3) most highly compensated executive officers except that such former executive officer was not serving as an executive officer at the end of the fiscal year, and our former Chief Financial Officer who served in such position for several months during our fiscal year ended December 31, 2006:

							Change in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Principal Position	Year	($)	($)	($)(1)	($)(1)	($)	($)	($)		($)

Mark K. Tonnesen, President and Chief Executive Officer	2006	$450,000	$595,125	$488,629	$799,175	—	—	$374,086	(2)	$2,707,015
Kenneth W. Jones Senior Vice President and Chief Financial Officer	2006	127,324	108,550	28,270	—	—	—	—		264,144
Kenneth N. Lard Former Executive Vice President Sales and Operations	2006	150,000	150,000	208,681	—	—	—	16,874	(3)	525,555
Kenneth C. Foster Executive Vice President Business Development	2006	200,000	219,000	104,903	—	—	—	—		523,903
Stephen J. Haferman Senior Vice President Risk Management and Information Technology	2006	138,750	120,750	23,749	—	—	—	197,275	(4)	480,524
Ron D. Kessinger Senior Executive Vice President	2006	297,500	—	302,845	—	—	—			600,345
Eric B. Dana Former Chief Financial Officer	2006	65,625	—	47,276	13,026	—	—	378,521	(5)	504,448

(1)	Reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123(R).

(2)	Includes a country club initiation fee of $31,435, relocation expenses of $179,652 and federal and state tax gross up payments of $137,207. Also includes long term disability insurance, life insurance, car allowance, financial planning services and country club dues.

(3)	Represents payment for accrued and unused paid time off upon termination of employment.

(4)	Includes a signing bonus, with tax gross up, of $127,077 and relocation expenses of $65,035. Also includes long term disability insurance, life insurance and car allowance.

(5)	Includes payments and accruals for severance compensation in the amount of $372,884.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to our executive officers named in the Summary Compensation Table during our fiscal year ended December 31, 2006:

									All Other	All Other
									Stock	Awards:	Exercise
									Awards:	Number of	or Base	Grant
		Compensation	Estimated Future Payouts Under Non-Equity			Estimated Future Payouts Under Equity			Number of	Securities	Price	Date Fair
		Committee	Incentive Plan Awards			Incentive Plan Awards			Shares of	Underlying	of Option	Value of
	Grant	Action	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Options	Awards	Each
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	Units (#)	(#)	($/Sh)	Grant

Mark K. Tonnesen	9/14/05	5/9/06	—	—	—	—	—	—	36,075	—	—	$1,500,000(1)
	12/26/06	12/26/06	—	—	—	—	—	—	36,075	—	—	(2)
Kenneth W. Jones	5/16/06	5/16/06	—	—	—	—	—	—	2,500	—	—	136,175
Kenneth N. Lard	1/31/06	1/31/06	—	—	—	—	—	—	5,358	—	—	225,036
Kenneth C. Foster	1/31/06	1/31/06	—	—	—	—	—	—	2,917	—	—	122,514
Stephen J. Haferman	5/16/06	5/16/06	—	—	—	—	—	—	2,100	—	—	114,387
Ron D. Kessinger	1/31/06	1/31/06	—	—	—	—	—	—	8,155	—	—	342,510
Eric B. Dana	1/31/06	1/31/06	—	—	—	—	—	—	923	—	—	38,766
	1/31/06	1/31/06	—	—	—	—	—	—		2,768	42.00	44,078

(1)	On the date of Compensation Committee action with respect to this grant, the value was $2,008,656.

(2)	As described under Employment Agreements immediately below, in December 2006 Mr. Tonnesen forfeited to the Company the 36,075 shares of restricted stock reflected in this table. On the same date, the Company awarded Mr. Tonnesen Phantom Stock Rights with respect to 36,075 shares of common stock under the 2006 Long-Term Incentive Plan. All other grants reflected in this table were made under the 1993 Long-Term Incentive Plan.

Employment Agreements

On September 9, 2005, the Company and Mr. Tonnesen entered into an employment agreement and related letter agreement beginning September 14, 2005 and extending through September 30, 2008 and thereafter for successive six (6) month terms unless either party gives one year’s prior written notice of nonrenewal. Mr. Tonnesen’s base annual salary under the agreement is $450,000. During each year that the agreement is in effect, the Company will review possible increases in salary at least annually, with any such increases subject to the determination of the Board. For calendar year 2006, the cash bonus was guaranteed not to be less than $450,000. The Company agreed to cover relocation costs or $50,000 in lieu thereof, a monthly car allowance of $1,000 per month, reimbursement for financial planning services up to $7,500 per year and reimbursement for the initiation fee and annual membership dues to a country club in Winston Salem, North Carolina, with such initiation fee and relocation expenses subject to gross-up for federal and state tax purposes.

Pursuant to the letter agreement, Mr. Tonnesen was awarded 108,225 stock options at an exercise price of $41.12. In addition, Mr. Tonnesen received a grant of 36,075 shares of restricted stock. Fifty percent (50%) of the stock options and restricted stock vest on September 13, 2007 and the remaining fifty percent (50%) vest on September 13, 2008. In the event that Mr. Tonnesen’s employment is terminated by the Company or by him for good reason (as defined in the employment agreement) or on account of a change of control (as defined in the employment agreement) (each, a “Qualifying Termination”), between the September 13, 2006 and September 13, 2007, Mr. Tonnesen will, on the effective date of such termination, vest in one-third of his stock options and restricted stock and will have thirty (30) days thereafter to exercise the options. Beginning in 2007, any grants of equity awards under the 1993 Long-Term Stock Incentive Plan or any subsequent plan will vest pro rata if there is a Qualifying Termination following any such grant. In such an event, Mr. Tonnesen will have thirty (30) days from his termination date to exercise any vested equity awards.

On December 26, 2006, we entered into a Phantom Stock Award Agreement with Mr. Tonnesen. On the same date, the Company and Mr. Tonnesen also amended the prior letter agreement dated September 9, 2005 (the “Prior Agreement”) between the Company and Mr. Tonnesen (the amendment to the Prior Agreement is referred to herein as the “Amendment”). The purpose of the Phantom Stock Award Agreement and the Amendment was to resolve an ambiguity in the Prior Agreement and to preserve tax deductibility of certain equity awards pursuant to Internal Revenue Code Section 162(m).

Pursuant to the Amendment, on December 26, 2006, Mr. Tonnesen forfeited to the Company the 36,075 shares of restricted Company stock granted to him on May 9, 2006 pursuant to the Prior Agreement and under the Company’s 1993 Long-Term Stock Incentive Plan. Pursuant to the Amendment and the Phantom Stock Award Agreement, on December 26, 2006, Mr. Tonnesen was awarded Phantom Stock rights with respect to 36,075 shares of the common stock of the Company under the Triad Guaranty Inc. 2006 Long-Term Stock Incentive Plan.

The employment agreement with Mr. Tonnesen is terminable by the Company in the event of the death of the employee, absence over a period of time due to incapacity, a material breach of duties and obligations under the agreement or other serious misconduct. The agreement also is terminable by the Company without cause; provided, however, that in such event, the executive is entitled to his salary up to the date of termination and a cash amount equal to the greater of $1.8 million or 200% of the total base annual salary paid to such executive during the two (2) previous calendar years (a “Severance Payment”). The employment agreement also provides that in the event of a change of control of the Company (as defined in the agreement) and the termination of the executive’s employment by the executive within two (2) years of such change of control as a result of his relocation or certain specified adverse changes in his employment status or compensation, the executive is entitled to a cash amount equal to the Severance Payment. The employment agreement contains a noncompetition and nonsolicitation provision restricting the executive from competing with the business of the Company for a period of two (2) years following termination of his employment.

The Company entered into an employment agreement with Mr. Foster in May 2002. This agreement automatically extends for successive six (6) month terms unless either party gives one year’s prior written notice of nonrenewal. On February 6, 2006, the Company entered into an at will employment agreement with Stephen J. Haferman to serve as Senior Vice President of Risk Management and Information Technology. For calendar year 2006, Mr. Haferman was guaranteed a minimum bonus equal to $250,000 (prorated based on the portion of the year he worked for the Company) with a minimum of 35% of the bonus payable in equity vesting over three years. Mr. Haferman was also provided a cash signing bonus which is reflected in the Summary Compensation Table and an equity grant which is reflected in the Grants of Plan-Based Awards Table. Finally, he is to be provided with severance for up to two (2) years of salary for termination without cause. On March 30, 2006, the Company entered into an at will employment agreement with Kenneth W. Jones to serve as Senior Vice President and Chief Financial Officer. For calendar year 2006, Mr. Jones was guaranteed a minimum bonus equal to 125% of paid salary with a minimum of 50% of the bonus payable in equity vesting over three (3) years.

The employment agreement with Mr. Foster is terminable by the Company in the event of the death of the employee, absence over a period of time due to incapacity, a material breach of duties and obligations under the agreement or other serious misconduct. The agreements also are terminable by the Company without cause; provided, however, that in such event, the executive is entitled to a cash amount equal to 200% of the total base annual salary paid to such executive during the two (2) previous calendar years. The employment agreement also provides that in the event of a change of control of the Company (as defined in the agreement) and the termination of the executive’s employment by the executive as a result of his relocation or certain specified adverse changes in his employment status or compensation, the executive is entitled to a cash amount equal to 200% of the total base annual salary paid to such executive during the two (2) previous calendar years. The employment agreement contains certain noncompetition provisions restricting the executive from competing with the business of the Company for a period of two (2) years following termination of his employment.

Restricted Stock and Options

Grants in the form of shares of restricted stock were valued at the market price of our common stock on the date of grant. Restricted stock is subject to forfeiture until vested, but otherwise has the all rights of our common stock.

Grants in the form of options were ten (10) year stock options exercisable at the market price on the date of grant. The Company utilized a Black-Scholes pricing model (or in certain cases, a derivative of such a model) and applied a discount for non-transferability of options and deferred vesting to determine the number of “at the market options.”

Additional information regarding restricted stock and options is set forth in the Compensation Discussion and Analysis.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding outstanding equity awards of our executive officers named in the Summary Compensation Table at December 31, 2006:

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive
								Plan	Plan
			Equity			Number		Awards:	Awards:
			Incentive			of	Market	Number of	Market or
			Plan			Shares	Value of	Unearned	Payout
			Awards:			or Units	Shares or	Shares,	Value of
	Number of	Number of	Number of			of Stock	Units of	Units or	Unearned
	Securities	Securities	Securities			That	Stock	Others	Shares, Units
	Underlying	Underlying	Underlying	Option		Have	That	Rights	or Others
	Unexercised	Unexercised	Unexercised	Exercise	Option	Not	Have Not	That Have	Rights That
	Options (#)	Options (#)	Unearned	Price	Expiration	Vested	Vested	Not Vested	Have Not
Name	Exercisable	Unexercisable	Options (#)	($)	Date	(#)	($)	(#)	Vested (#)

Mark K. Tonnesen	—	108,225	—	$41.12	9/14/15	36,075	$1,979,435	—	—
Kenneth W. Jones	—	—	—	—	—	2,500	137,175	—	—
Kenneth N. Lard	10,000	—	—	33.18	4/15/07	9,266	508,425	—	—
Kenneth C. Foster	7,000	—	—	34.80	5/10/11	4,891	268,369	—	—
	5,000	—	—	47.60	5/16/12	—	—	—	—
	7,500	—	—	33.18	2/6/13	—	—	—	—
	4,380	—	—	36.00	3/23/13	—	—	—
Stephen J. Haferman	—	—	—	—	—	2,100	115,227	—	—
Ron D. Kessinger	3,775	—	—	49.08	1/20/08	13,729	753,310	—	—
Eric B. Dana	922	1,846	—	42.00	1/31/16	2,257	123,842	—	—

Option Exercises and Stock Vested

The following table sets forth certain information regarding option exercises and vesting of restricted stock held by our executive officers named in the Summary Compensation Table during our fiscal year ended December 31, 2006:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)

Mark K. Tonnesen	—	—	—	—
Kenneth W. Jones	—	—	—	—
Kenneth N. Lard	—	—	2,519	$111,131
Kenneth C. Foster	—	—	1,213	53,360
Stephen J. Haferman	—	—	—	—
Ron D. Kessinger	—	—	6,646	292,378
Eric B. Dana	—	—	666	36,024

No Pension Benefits or Nonqualifed Deferred Compensation

Our executive officers named in the Summary Compensation Table are not entitled to pension benefits or nonqualified deferred compensation from the Company.

Payments Upon Termination or Change-in-Control

The following table sets forth certain information regarding payments upon termination or change-in-control to our executive officers named in the Summary Compensation Table:

			Value Realized on
		Value Realized on	Vesting of
	Cash Payment	Vesting of Options	Restricted Stock
	Assuming Change in	Assuming Change in	Assuming Change in
	Control or	Control or	Control or
	Termination on	Termination on	Termination on
	December 31, 2006	December 31, 2006	December 31, 2006	Total
Name	($)	($)	($)	($)

Mark K. Tonnesen	$1,800,000	$496,031	$659,812	$2,955,843
Kenneth W. Jones	—	—	137,175	137,175
Kenneth N. Lard(1)	—	—	508,425	508,425
Kenneth C. Foster	770,000	—	268,369	1,038,369
Stephen J. Haferman	370,000	—	115,227	485,227
Ron D. Kessinger	—	—	753,510	753,510
Eric B. Dana(2)	—	23,758	123,842	147,600

(1)	Mr. Lard resigned as Executive Vice President of the Company on August 31, 2006. Mr. Lard continued as a part time employee through January 15, 2007 pursuant to a written agreement.

(2)	Mr. Dana resigned as Chief Financial Officer of the Company on May 18, 2006. Mr. Dana is expected to continue as a part time employee through May 18, 2007 pursuant to a written agreement.

Currently, we provide for the payments and vesting described in the table above upon a change-in-control as defined in employment agreements, restricted stock agreements and option agreements with the executive officers identified in the table above. We also provide for the vesting of options upon termination of employment as provided in option agreements with Mr. Tonnesen and Mr. Dana and upon resignation for good reason as provided in the option agreement with Mr. Tonnesen. The material terms under which the cash payments would be made are described above under the heading Employment Agreements. Termination of employment following a change in control is not required to trigger the cash payments or vesting of restricted stock or options for any of the named executive officers except for Mr. Tonnesen. Under each of these agreements, a change-in-control is defined as the occurrence of any of the following events:

•	any person or persons acting as a group, other than a person which as of the date of the particular agreement is the beneficial owner of our voting securities and its affiliates, or any of our employee benefit plans or the executive officer or a group including the executive officer, shall become the beneficial owner of our securities representing the greater of (i) at least twenty-five percent (25%) of the combined voting power of our then outstanding securities, or (ii) at least the combined voting power of our outstanding securities then held by Collateral Holdings, Ltd., an Alabama limited partnership, and any of its affiliates; or

•	individuals who constitute our board of directors as of the date of the particular agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to such date whose election or nomination for election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board or a nominating committee thereof (either by a specific vote or by approval of our proxy statement in which such person is named as a nominee for director, without objection to such nomination) will be considered as though such person were a member of the Incumbent Board; or

•	any consolidation, merger or reorganization to which we are a party, if following such consolidation, merger or reorganization, our stockholders immediately prior to such consolidation, merger or reorganization shall not beneficially own securities representing at least fifty-one percent (51%) of the combined voting power of the outstanding voting securities of the surviving or continuing corporation; or

•	any sale, lease, exchange or other transfer (in one transaction or in a series of related transactions) of all, or substantially all, of our assets, other than to an entity (or entities) of which we or our stockholders immediately prior to such transaction beneficially own securities representing at least fifty-one percent (51%) of the combined voting power of the outstanding voting securities.

In March 2007, the Compensation Committee approved changes to the forms of restricted stock agreements and option agreements to be used for grants to senior executive officers under the 2006 Stock Incentive Plan. These new agreements now require termination or constructive termination of employment following a change in control in order to trigger vesting. Certain changes were also made to the definition of change in control, primarily altering the required change in beneficial ownership from the twenty-five percent (25%) level referenced above to more than fifty percent (50%).

DIRECTOR COMPENSATION

The following table sets forth certain information regarding amounts paid or accrued by us to or for the account of our Directors during our fiscal year ended December 31, 2006:

						Change in Pension
						Value and
	Fees				Non-Equity	Nonqualified
	Earned or	Stock		Option	Incentive Plan	Deferred	All Other
	Paid in	Awards		Awards	Compensation	Compensation	Compensation		Total
Name	Cash ($)	($)(1)		($)	($)	Earnings	($)		($)

Glenn T. Austin, Jr.	$65,750	$39,451		—	—	—	—		$105,201
Robert T. David	$55,500	39,451		—	—	—	—		94,951
H. Lee Durham	$12,500	8,153		—	—	—	—		20,653
William T. Ratliff, III	$112,500	184,250	(2)	—	—	—	$103,750	(3)	400,500
Michael A. F Roberts	$63,000	39,451		—	—	—	—		102,451
Richard S. Swanson	$77,000	39,451		—	—	—	—		116,451
David W. Whitehurst	$56,000	39,451		—	—	—	—		95,451

(1)	Reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006 in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”). The full grant date fair value of awards granted during 2006 computed in accordance with FAS 123(R) for Messrs. Austin, David, Roberts, Swanson and Whitehurst is $65,000, for Mr. Durham is $48,750 and for Mr. Ratliff is $112,500. At December 31, 2006, the aggregate number of shares of restricted stock outstanding for each director was as follows: Messrs. Austin, David, Roberts, Swanson and Whitehurst 1202 shares, for Mr. Durham 945 shares and for Mr. Ratliff is 5799 shares. At December 31, 2006, the aggregate number of shares of Common Stock which could be acquired through the exercise of stock options was as follows: Mr. David, 7,680 shares; Mr. Ratliff, III, 69,735 shares; Mr. Roberts, 920 shares and Mr. Whitehurst, 24,010 shares.

(2)	Represents awards granted in 2004, 2005 and 2006.

(3)	Bonus paid in January 2006 for service as Chairman of the Board during 2005.

In 2006, the Company adopted a plan of compensation for its Directors. Directors who are employees of the Company or any of its subsidiaries or affiliates do not receive any compensation for serving as directors of the Company. Each non-employee director shall receive an annual retainer of $95,000, $30,000 of which shall be paid in cash in four quarterly installments and $65,000 of which shall be paid in restricted stock following the annual meeting of stockholders. The non-executive Chairman of the Board shall receive an annual retainer of $225,000, $112,500 of which shall be paid in cash in four quarterly installments and $112,500 of which shall be paid in restricted stock following the annual meeting of stockholders. The Compensation Committee may also, based upon the evaluation by the Corporate Governance and Nominating Committee, recommend a discretionary payment for services above and beyond those traditionally performed by a non-executive Chairman of the Board. Restricted stock awards to the non-employee directors and the non-executive Chairman of the Board shall vest over a three (3) year period from the date of award as follows: 60% upon the first anniversary of issuance, 20% upon the second anniversary of issuance and 20% upon the third anniversary of issuance. Audit Committee members shall receive $2,500 per meeting, up to an annual maximum of $20,000. Other committee members shall receive $1,500 per meeting, up to an annual maximum of $6,000. The Compensation Committee may award fees in excess of these amounts based upon additional services that are required by the applicable committee. The Audit Committee chairperson shall receive a retainer of $15,000 per year. All other chairpersons of committees shall receive a retainer of $7,500 per year, and the Company’s lead independent director shall receive a annual retainer of $7,500 per year.

All directors are reimbursed for expenses incurred in attending board meetings.

Compensation Committee Interlocks and Insider Participation

Messrs. Austin, David, Roberts and Swanson served on the Compensation Committee during fiscal year 2006. No member of the Compensation Committee is or was formerly an officer or employee of the Company or any of its subsidiaries.

Certain Transactions

The Company has written policies regarding conflicts of interest which are contained in the Company’s Code of Ethics and Code of Conduct. A copy of each is available on the Company’s website at: http://www.triadguaranty.com. These policies require disclosure and resolution of conflicts of interest.

In May 2005, the Company entered into an agreement with Collateral Investment Corp. (“CIC”) in which CIC transferred all of its 2,573,551 shares of Company common stock to the Company in exchange for 2,528,514 newly issued shares of Company common stock. The difference in the number of shares represented a discount of approximately 1.75% to the Company. The 2,573,551 shares transferred by CIC were subsequently retired by the Company, resulting in a reduction of outstanding shares of the Company of 45,037.

CIC was liquidated and the newly issued Company shares were distributed to the CIC stockholders on December 31, 2005. Resale of the new shares received by the CIC stockholders was restricted until January 30, 2006. Also, sales of these shares by CIC stockholders were restricted to 10,000 shares per quarter until November 1, 2006 and are restricted until November 1, 2009 for William T. Ratliff, III and certain members of his family.

CIC was a corporation of which the Company’s chairman, Mr. Ratliff, III was a stockholder and President. In 2005, CIC owned approximately 17.5% of the outstanding common stock of the Company. As a result of this transaction, William T. Ratliff, Jr. and Mr. Ratliff, III received Company shares as direct stockholders and indirect stockholders in various manners, such as trustees of trusts and custodians for minors.

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP to be the Company’s independent registered public accounting firm for 2007.

The Board asks the stockholders to ratify the appointment of Ernst & Young. If the stockholders do not ratify the appointment, the Audit Committee will consider whether it should appoint another independent registered public accounting firm.

Representatives of Ernst & Young are expected to be present, and to be available to respond to appropriate questions, at the annual meeting. They will be provided the opportunity to make a statement if they desire to do so.

APPROVAL OF THE TRIAD GUARANTY INC. 2007 KEY EXECUTIVE INCENTIVE COMPENSATION
PLAN

On March 28, 2007, the Board of Directors of the Company approved the adoption of the 2007 Key Executive Incentive Compensation Plan (the “Plan”). The Plan provides the Company’s key employees with the opportunity to earn cash incentive awards based on the achievement of goals relating to the performance of the Company and its business units. If the Plan is not approved by the stockholders at the Meeting, no participant will be eligible for an award under the Plan and the Plan will be terminated.

Background and Reasons For Adoption

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers may be limited to the extent that such compensation exceeds $1 million in any one year. Under Section 162(m), the Company may deduct compensation in excess of that amount if it qualifies as “performance-based compensation,” as defined in Section 162(m) of the Code. The Plan is designed to qualify awards made under the Plan as performance-based compensation, so that the Company may continue to receive a federal income tax deduction for the payment of cash incentive bonuses to its executives. By seeking to adopt the Plan, the Company has not changed its compensation philosophy or policies. The Company will continue to operate its current cash bonus program for the compensation of executives and other employees for whom Section 162(m) is not an issue.

The Company’s 2006 Long-Term Stock Incentive Plan currently in effect is a performance-based bonus plan similar to the Plan, however under that plan, only equity-based awards qualify as “performance-based compensation.” As described in the Company’s Compensation Discussion and Analysis, the Company’s compensation philosophy includes the grant of both equity-based and cash awards. The 2007 Key Executive Incentive Compensation Plan provides for the grant of cash awards that may qualify as “performance-based compensation.”

Description of the Plan

The following paragraphs provide a summary of the principal features of the Plan and its operation. The Plan is set forth in its entirety as Appendix I to this Proxy Statement. The following summary is qualified in its entirety by reference to Appendix I.

Purpose of the Plan

The objective of this Plan is to attract and retain the best available executive personnel and key employees to be responsible for the management, growth and success of the business, and to provide an incentive for such individuals to exert their best efforts on behalf of the Company and its stockholders.

Administration of the Plan

The Plan will be administered by the Compensation Committee in accordance with the requirements of Section 162(m) of the Code.

Eligibility To Receive Awards

Key employees of the Company and its affiliates whose compensation potentially will be subject to the restrictions of Section 162(m) of the Code are eligible to participate in the Plan. Participation in the Plan by any particular key employee is determined in the discretion of the Compensation Committee. In selecting participants for the Plan, the Compensation Committee will choose employees of the Company and its affiliates who are likely to have a significant impact on Company performance.

Target Awards and Performance Goals

For each performance period designated by the Compensation Committee, the Compensation Committee will establish in writing: (1) a target award for each participant, (2) the performance goals which must be achieved in order for the participant to be paid the target award, and (3) a formula for increasing or decreasing a participant’s target award depending upon how actual performance compares to the pre- established performance goals.

Each participant’s target award will be determined by the Compensation Committee. The performance goals applicable to the participants may consist of one or more of the following measures: (a) net earnings (either before or after interest, taxes, depreciation and amortization); (b) economic value-added (as determined by the Committee); (c) sales or revenue; (d) net income (either before or after taxes); (e) operating earnings; (f) cash flow (including, but not limited to, operating cash flow and free cash flow); (g) cash flow return on capital; (h) return on net assets; (i) return on stockholders’ equity; (j) return on assets; (k) return on capital; (l) stockholder returns; (m) return on sales; (n) gross or net profit margin; (o) productivity; (p) expense; (q) margins; (r) operating efficiency; (s) customer satisfaction; (t) working capital; (u) earnings per share; (v) price per share of stock of Triad Guaranty Inc.; and (w) market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Compensation Committee may set performance goals which differ from participant to participant.

For the fiscal year ending in 2007, the Compensation Committee has established certain performance goals and a formula, with such goals as variables, which will determine actual awards. Any award for the fiscal year ending in 2007 is conditioned upon stockholder approval of the Plan at the Meeting. If the Plan is not approved by the stockholders at the Meeting, no participant will be eligible for an award under the Plan for the fiscal year ending in 2007.

Determination of Actual Awards

After the end of each performance period, the Compensation Committee must certify in writing the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award (if any) for each participant will be determined by applying the formula to the level of actual performance which has been certified by the Compensation Committee. However, the Compensation Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. In addition, no participant’s actual awards under the Plan during any calendar year may exceed $2,500,000.

The Plan contains a continuous employment requirement. If a participant terminates employment with the Company for any reason after the end of the applicable performance period but prior to the award payment date, he or she will be entitled to the payment of the award for the performance period, provided, however, that the Compensation Committee may reduce (or eliminate) his or her actual award based on such considerations as the Compensation Committee deems appropriate. Unless the Compensation Committee determines it is in the best interest of the Company to do otherwise, if a participant terminates employment with the Company prior to the end of the applicable performance period for any reason other than death or disability, the Compensation Committee will proportionately reduce (or eliminate) his or her actual award based on the date of termination and such other considerations as the Compensation Committee deems appropriate. If a participant terminates employment with the Company prior to the end of the applicable performance period due to death or disability, he or she will be entitled to the payment of the award for the performance period, provided, however, that the Compensation Committee may reduce (or eliminate) his or her actual award based on such considerations as the Compensation Committee deems appropriate.

Awards under the Plan are generally payable in cash after the end of the performance period during which the award was earned. However, the Compensation Committee reserves the right to declare any award wholly or partially payable in an equivalent amount of Company stock (either fully vested or subject to vesting) issued under the Company’s 2006 Long-Term Stock Incentive Plan or successor equity compensation plan.

New Plan Benefits

Since the benefits under the Plan have not been determined and depend on a number of factors, and the Compensation Committee has not yet granted any awards, it is not possible to determine the benefits that will be received by executive officers and other employees if the Plan is approved by the stockholders.

Amendment and Termination of the Plan

The Board of Directors may amend or terminate the Plan at any time and for any reason, but in accordance with Section 162(m) of the Code, certain material amendments to the Plan will be subject to stockholder approval. As long as the Plan remains in effect, it shall be resubmitted to stockholders as necessary to enable the Plan to continue to qualify as performance-based compensation under Section 162(m) of the Code.

Board of Directors Recommendation

If approved by the stockholders, the Plan would become effective immediately. Adoption of the Plan requires the affirmative vote of the holders of a majority of the Shares represented in person or by proxy at the Meeting. The Board recommends a vote FOR the approval and adoption of the Plan as described above. Proxies solicited by the Board will be voted in favor of the Plan unless stockholders specify to the contrary in their proxies.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The Company’s consolidated financial statements for the year ended December 31, 2006 were audited by E&Y, independent auditors. Representatives of E&Y are expected to attend the annual meeting of stockholders to respond to appropriate questions and to make an appropriate statement if they desire to do so.

Audit Fees

The aggregate fees, including expenses reimbursed, billed by E&Y for professional services rendered for the audit of the consolidated financial statements of the Company and its subsidiaries and for the reviews of the Company’s quarterly financial statements were $585,580 for fiscal year 2006 and $541,627 for fiscal year 2005.

Audit Related Services

The aggregate fees, including expenses reimbursed, billed by E&Y for services related to the audit and review of the Company’s financial statements were $53,439 in fiscal year 2006 and $66,044 in fiscal year 2005. These services included an actuarial certification and an audit of the Company’s 401(k) plan.

Tax Fees

The Company did not engage E&Y for tax services in fiscal year 2006 and 2005.

All Other Fees

The aggregate fees, including expenses reimbursed, billed by E&Y for services rendered to the Company and its subsidiaries, other than the services described above, were $1,500 in 2006 and $2,000 in fiscal year 2005. These fees were for a subscription to E&Y’s online accounting and reporting database.

The Audit Committee pre-approves all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services as provided for in the Sarbanes-Oxley Act and the rules and regulations of the Securities and Exchange Commission. The Audit Committee may form and delegate authority to subcommittees, consisting of one or more members, to grant pre-approvals of permitted non-audit services, provided that decisions of such subcommittees to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. In fiscal year 2006, all non-audit services were approved by the Audit Committee.

COMMUNICATIONS WITH DIRECTORS

The Board of Directors of the Company believes that it is important for stockholders to have a means of communicating with the Board. Accordingly, stockholders desiring to send a communication to the Board of Directors, or to a specific director, may do so by delivering a letter to the Secretary of the Company at Triad Guaranty Inc., 101 South Stratford Road, Winston-Salem, North Carolina 27104. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “stockholder-board communication” or “stockholder-director communication,” as applicable. All such letters must identify the author as a stockholder and clearly state whether the intended recipients of the letter are all members of the Board of Directors or certain specified individual directors. The Secretary will open such communications and make copies, and then circulate them to the appropriate director or directors.

The Company strongly encourages all directors to attend the annual meetings of stockholders. All of the directors were in attendance at the 2006 Annual Meeting of Stockholders.

CODE OF ETHICS

The Board of Directors has adopted a Code of Ethics for the Company’s principal executive and senior financial officers which is available at the Company’s website at: http://www.triadguaranty.com. This Code supplements the Company’s Code of Conduct applicable to all employees and directors and is intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws as well as other matters.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

Stockholders intending to present a proposal for consideration at the Company’s next annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company’s Certificate of Incorporation. To be eligible for inclusion in the Company’s proxy statement, stockholder proposals must be received by the Company no later than December 10, 2007. Notice to the Company of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received by the Company after February 22, 2008, and the proxies named in the accompanying form of proxy may exercise discretionary voting power with respect to any such proposal as to which the Company does not receive a timely notice.

OTHER MATTERS

The Company is not aware of any matters, other than those referred to herein, which will be presented at the meeting. If any other appropriate business should properly be presented at the meeting, the proxies named in the accompanying form of proxy will vote the proxies in accordance with their best judgment.

EXPENSES OF SOLICITATION

All expenses incident to the solicitation of proxies by the Company will be paid by the Company. In addition to solicitation by mail, arrangements have been made with brokerage houses and other custodians, nominees, and fiduciaries to send the proxy material to their principals, and the Company will reimburse them for their reasonable out-of-pocket expenses in doing so. Proxies may also be solicited personally or by telephone or email by employees of the Company.

Winston-Salem, North Carolina
April 6, 2007

APPENDIX I

TRIAD GUARANTY INC.

2007 KEY EXECUTIVE INCENTIVE COMPENSATION PLAN

SECTION 1
OBJECTIVE

The objective of this Triad Guaranty Inc. 2007 Key Executive Incentive Compensation Plan (the “Plan”) is to attract and retain the best available executive personnel and key employees to be responsible for the management, growth and success of the business, and to provide an incentive for such individuals to exert their best efforts on behalf of the Company and its stockholders. It is also intended that all Actual Awards (as defined in Section 2.1) payable or provided for under this Plan be considered “performance-based compensation” within the meaning of section 162(m)(4)(C) of the Internal Revenue Code, and the regulations thereunder, and this Plan will be interpreted accordingly.

SECTION 2
DEFINITIONS

The following words and phrases, when used herein, shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Actual Award” means, as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period or a portion thereof. An Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.3 to reduce the award otherwise determined by the Payout Formula.

2.2 “Beneficiary” means the person(s) or entity(ies) designated to receive payment of an Actual Award in the event of a Participant’s death in accordance with Section 4.4 of the Plan. The Beneficiary designation shall be effective when it is submitted in writing to and acknowledged by the Committee during the Participant’s lifetime on a Beneficiary designation form provided by the Committee. The submission of a new Beneficiary designation form shall cancel all prior Beneficiary designations.

2.3 “Board” means the Board of Directors of Triad Guaranty Inc.

2.4 “Code” means the Internal Revenue Code of 1986, as amended, and including the regulations promulgated pursuant thereto.

2.5 “Committee” means the Compensation Committee of the Board of Directors of the Company, which shall consist of two or more members of the Board. The members of the Committee shall be non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as the same may be amended or supplemented from time to time, as promulgated under that Act, and outside directors within the meaning of Code section 162(m). Notwithstanding the foregoing, the failure of a Committee member to qualify as an “outside director” shall not invalidate the payment of any Actual Award under the Plan.

2.6 “Company” means Triad Guaranty Inc., a Delaware corporation, and its groups, divisions, and subsidiaries.

2.7 “Determination Date” means as to any Performance Period, (a) the first day of the Performance Period, or (b) if later, the latest date possible that will not jeopardize any Actual Awards for that Performance Period from being performance-based compensation under Code section 162(m).

2.8 “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

2.9 “Key Employee” means a person designated by the Committee as likely, with respect to a given fiscal year of the Company, to be the Chief Executive Officer of the Company or one of the other employees of the Company whose compensation potentially will be subject to the limitations on tax deductibility under Code section 162(m) for the fiscal year of the Company for which the payment of an Actual Award would otherwise be deductible by the Company for federal income tax purposes.

2.10 “Participant” means, as to any Performance Period, a Key Employee who has been selected by the Committee for participation in the Plan for that Performance Period.

2.11 “Payout Formula” means, as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.2(c) in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.12 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Performance Period. As determined by the Committee, the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: net earnings (either before or after interest, taxes, depreciation and amortization); economic value-added (as determined by the Committee); sales or revenue; net income (either before or after taxes); operating earnings; cash flow (including, but not limited to, operating cash flow and free cash flow); cash flow return on capital; return on net assets; return on stockholders’ equity; return on assets; return on capital; stockholder returns; return on sales; gross or net profit margin; productivity; expense; margins; operating efficiency; customer satisfaction; working capital; earnings per share; price per share of stock of Triad Guaranty Inc.; and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Performance Goals may be applicable to the Company and/or any of its individual business units and may differ from Participant to Participant.

2.13 “Performance Period” means the period designated by the Committee during which the Performance Goals with respect to a Target Award must be satisfied in order for a Target Award or a portion thereof to be payable. There may be overlapping Performance Periods.

2.14 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period as determined by the Committee in accordance with Section 3.2(a).

SECTION 3
SELECTION OF PARTICIPANTS AND DETERMINATIONS OF AWARDS

3.1 Selection of Participants.  On or prior to the Determination Date for any Performance Period, the Committee, in its sole discretion, shall select the Key Employees who shall be Participants for the Performance Period. In selecting Participants, the Committee shall choose employees who are likely to have a significant impact on the performance of the Company. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, a Key Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period or Performance Periods.

3.2 Determination of Performance Goals and Target Awards.  On or prior to the Determination Date for a Performance Period, the Committee, in its sole discretion, shall establish in writing with respect to each Participant for the Performance Period:

(a) the Target Award for the Participant;

(b) the Performance Goals for the Target Award; and

(c) the Payout Formula or Payout Formulae for purposes of determining the Actual Award (if any) payable to each Participant with respect to the Target Award. Each Payout Formula shall (i) be based on a comparison of actual performance to the Performance Goals, (ii) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (iii) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals.

3.3 Determination of Actual Awards.  After the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula.

3.4 Termination Prior to the Date the Actual Award for the Performance Period is Paid.  If a Participant terminates employment with the Company for any reason after the end of the applicable Performance Period but prior to the date the Actual Award for such Performance Period is paid, the Participant shall be entitled to the payment of the Actual Award for the Performance Period subject to reduction or elimination under Section 3.3 based on the circumstances surrounding such termination of employment.

3.5 Termination Prior to End of the Performance Period for Reasons other than Death or Disability.  If a Participant terminates employment with the Company prior to the end of the applicable Performance Period for any reason other than death or Disability, the Committee shall reduce the Participant’s Actual Award proportionately based on the date of termination (and subject to further reduction or elimination under Section 3.3 based on the circumstances surrounding such termination of employment) unless the Committee determines in its sole discretion that a proportionate reduction is not in the best interests of the Company and its shareholders.

3.6 Termination Prior to the End of the Performance Period Due to Death or Disability.  If a Participant terminates employment with the Company prior to the end of the applicable Performance Period due to death or Disability, the Participant (or in the case of the Participant’s death, the person who acquired the right to payment of the Actual Award pursuant to Section 4.4) shall be entitled to the payment of the Actual Award for the Performance Period subject to reduction or elimination under Section 3.3.

3.7 Leave of Absence.  If a Participant is on a leave of absence at any time during a Performance Period, the Committee may reduce his or her Actual Award proportionately based on the duration of the leave of absence (and subject to further reduction or elimination under Section 3.3).

3.8 Maximum Annual Benefit.  Notwithstanding anything herein to the contrary, the total amount of all Actual Awards paid to a single Participant during a calendar year shall not exceed $2,500,000.

SECTION 4
PAYMENT OF AWARDS

4.1 Right to Receive Payment.  Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2 Timing of Payment.  Actual Awards under this Plan for a Performance Period are intended to qualify as short-term deferrals under Code section 409A and shall be made no later than March 15th immediately following calendar year during which the Performance Period ended; provided, however, that any payment that is delayed after the applicable March 15th due to an unforeseeable event, as the term may be defined in regulations issued under Code section 409A shall be made as soon as practicable. Notwithstanding the foregoing, a Participant may elect to defer all or a portion of an Actual Award otherwise payable in accordance with this Section, if permitted pursuant to a deferred compensation plan adopted by, or an agreement entered into with, the Company or any of its subsidiaries.

4.3 Form of Payment.  Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum. However, the Committee, in its sole discretion, may declare any Actual Award, in whole or in part, payable in the form of Restricted Stock granted under the Triad Guaranty Inc. 2006 Long-Term Stock Incentive Plan (the “Triad Stock Plan”) or successor equity compensation plan (subject to the limit on the maximum number of shares that may be issued under the Triad Stock Plan or successor equity compensation plan and any additional limitations on the maximum number of shares that may be awarded to any individual in any fiscal or calendar year under the Triad Stock Plan or successor equity compensation plan, as applicable). The number of shares of Restricted Stock granted shall be determined by dividing (i) the cash amount of all or such portion of the Actual Award to be paid as a stock bonus, by (ii) the fair market value of a share of common stock of Triad Guaranty Inc. on the date that the cash payment of the Actual Award otherwise would have been made. For this purpose, “fair market value” shall be defined as provided in the Triad Stock Plan or successor equity compensation plan. Any shares issued under the Triad Stock Plan or successor equity compensation plan may be either fully vested or subject to vesting.

4.4 Payment in the Event of Death.  If a Participant dies prior to the payment of an Actual Award earned by him or her for a prior Performance Period, the Actual Award shall be paid to the Participant’s Beneficiary. If a Participant fails to designate a Beneficiary or if each person designated as a Beneficiary predeceases the Participant or dies prior to payment of an Actual Award, then the Committee shall direct the payment of such Actual Award to the Participant’s estate.

SECTION 5
ADMINISTRATION

5.1 Committee.  The Plan shall be administered by the Committee.

5.2 Committee Authority.  The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan, consistent with qualification of the Plan as performance-based compensation under Code section 162(m). Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law.

5.3 Tax Withholding.  The Company shall withhold all applicable taxes from any payment, including any non-U.S., federal, state, and local taxes.

5.4 Determinations.  All determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding, and conclusive for all purposes and upon all persons.

SECTION 6
MISCELLANEOUS PROVISIONS

6.1 Non-transferability.  A Participant’s rights under this Plan will not be assignable, transferable, pledged, hedged or in any manner alienated, whether by operation of law or otherwise, except as a result of death or incapacity where such rights are passed pursuant to a will or by operation of law. Any assignment, transfer, pledge, or other disposition in violation of the provisions of this Section 6.1 will be null and void.

6.2 No Guarantee of Employment or Participation.  Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employment of the Company. No Participant shall have a right to be selected, to receive any future Target Awards.

6.3 No Effect On Benefits.  Actual Awards will constitute special discretionary incentive payments to the Participants and will not be required to be taken into account in computing the amount of salary or compensation of the Participants for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with a Participant, unless the Company specifically provides otherwise.

6.4 Governing Law.  The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Code, shall be governed by the law of the State of Delaware and construed in accordance therewith.

6.5 Effective Date.  The Plan shall be effective immediately upon such approval by the stockholders of the Company.

6.6 Unfunded Plan.  The Plan shall be unfunded. The Company may maintain bookkeeping accounts with respect to Participants who are entitled to awards under the Plan, but such accounts shall be used merely for bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by interests in awards nor shall the Plan be construed as providing for any such segregation.

6.7 Right of Offset.  The Company will have the right to offset against the obligation to pay an amount to any Participant, any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans or amounts repayable to it pursuant to housing, automobile or other employee programs) such Participant then owes to the Company.

6.8 Application of Code Section 409A.  Notwithstanding any other provision of this Plan to the contrary, the Company, in its sole discretion and without a Participant’s consent, may amend or modify the Plan in any manner to provide for the application and effects of Code section 409A (relating to deferred compensation arrangements) and any related regulatory or administrative guidance issued by the Internal Revenue Service. The Company shall have the authority to delay the payment of any benefits described under the Plan to the extent it deems necessary or appropriate to comply with Code section 409A(a)(2)(B)(i) (relating to payments made to certain “key employees” of certain publicly-traded companies) and in such event, any such payments to which a Participant would otherwise be entitled during the six-month period immediately following his or her separation from service will be paid on the first business day following the expiration of such six-month period.

SECTION 7
AMENDMENT, ADJUSTMENT AND TERMINATION

7.1 Amendment and Termination.  The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan’s qualification under Code section 162(m), any such amendment shall be subject to stockholder approval.

7.2 Adjustment.  The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Target Awards and related Performance Goals in recognition of unusual or nonrecurring events, including stock splits, stock dividends, reorganizations, mergers, consolidations, large, special and non-recurring dividends, and acquisitions and dispositions of businesses and assets, affecting the Company and its subsidiaries or other business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided, however, that no such adjustment shall be authorized or made if and to the extent that the existence or exercise of such authority would cause an Target Award or an Actual Award to fail to qualify as “performance-based compensation” under Code section 162(m).

SECTION 8
EFFECTIVE DATE

Subject to stockholder approval of the Plan, this Plan shall be effective for Performance Periods beginning on or after January 1, 2007, and shall continue thereafter until the Plan is terminated. Any Target Awards established prior to stockholder approval of the Plan shall be contingent upon stockholder approval of the Plan.

		000004	000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on May 17, 2007.
Vote by Internet • Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIATHE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOMPORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR the following proposals.

1. Election of Directors.	01 - Glenn T. Austin, Jr.	02 - Robert T. David	03 - H. Lee Durham, Jr.
	04 - William T. Ratliff, III	05 - Michael A. F. Roberts	06 - Richard S. Swanson
	07 - Mark K. Tonnesen	08 - David W. Whitehurst	09 - Henry G. Williamson, Jr.	+

☐	Mark here to vote FOR all nominees* *For all listed nominees or a substitute therefor if any nominee is unable, or for good cause, refuses to serve.

☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07	08	09
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark	☐	☐	☐	☐	☐	☐	☐	☐	☐
the box to the left and the corresponding numbered box(es) to the right.
Your shares will be voted for the remaining nominees.

	For	Against	Abstain	This Proxy is solicited on behalf of the Board of Directors.

2. Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for Triad Guaranty Inc. for 2007.	☐	☐	☐	This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3. This proxy is revocable at any time.
3. Approval of the proposal to adopt the Triad Guaranty Inc. 2007 Key Executive Incentive Compensation Plan.	☐	☐	☐
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

B Non-Voting Items Change of Address — Please print your new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.
Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

■	C 1234567890 1 U P X	J N T 0 1 2 6 0 6 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Triad Guaranty Inc.

101 South Stratford Road
Winston-Salem, North Carolina 27104
Proxy Solicited by Board of Directors for Annual Meeting - May 17, 2007
Dear Stockholder,

Your vote is important to us, and we encourage you to exercise your right to vote your shares of common stock. On behalf of the Board of Directors, we urge you to sign, date and return the proxy card in the enclosed postage-paid envelope as soon as possible. You may also vote by Internet or telephone using the instructions on the reverse side.

We appreciate your confidence in us and your cooperation with this solicitation.
Sincerely,
Triad Guaranty Inc.

The holder(s) signing on the reverse side hereby appoint(s) William T. Ratliff, III and David W. Whitehurst, or either of them, as attorneys and proxies, each with the power to appoint a substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Triad Guaranty Inc. held of record by such holder(s) on March 30, 2007, at the Annual Meeting of Stockholders to be held on May 17, 2007 or any adjournment thereof.